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                                                                    Exhibit b(6)

THE UNDERSIGNED:

 - Banque OBC - Odier Bungener Courvoisier, a corporation with a capital of 211,277,160.00 francs and registered office at 57 Avenue d'Iena, Paris 16th, represented by Mr. Bernard PEIGNOUX, Manager, and Ms. Liliane de VANSSAY, Joint manager, hereinafter referred to as the Bank, on the one hand, and

 - PUBLICIS, a corporation with a Board of Directors and a Supervisory Committee, capital of 202,453,525.00 francs and registered office at 133 Avenue des Champs Elysees, Paris 8th, entered in the Paris RCS under No. B 542 080 601, represented by Jean-Paul MORIN, Corporate Secretary, hereinafter referred to as the Customer, on the other,

HAVE AGREED AS FOLLOWS:

ARTICLE I -- LINE OF CREDIT

At the request of the Customer, the Bank grants the Customer, who accepts, a Line of Credit in the amount of 100,000,000.00 francs (ONE HUNDRED MILLION FRANCS),
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which will be used as partial financing for investment carried out under a program of growth through acquisitions.

This Line of Credit shall be used by means of drawdowns charged to a special account opened at the Bank in the name of the Customer. It is expressly understood that said special Customer account shall be kept separate from the other checking account maintained by the Customer at the Bank. The abovementioned special account represents merely an accounting tool and will not produce the legal effects normally attached to checking accounts.

ARTICLE 2 -- DURATION AND REPAYMENT

This Credit Line is granted for 1 year (ONE YEAR), counting from the signing of this agreement.

This credit line will be repaid at the end of the period.

ARTICLE 3 -- EARLY CANCELLATION
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The Customer may cancel without penalty the entire Line of Credit or a portion thereof, the minimum amount being 20,000,000.00 francs (TWENTY MILLION FRANCS), unless the available balance is less.

Any such cancellation will be final and the Customer shall have no right to any further drawdown.

ARTICLE 4 -- INTEREST -- OVERALL EFFECTIVE RATE

The amounts actually owed by the Customer to the Bank will accrue interest at a rate determined by adding 10 basis points to the Weighted Average Rate (at present 3.1875% per annum), for a total of 3.2875%. This rate will fluctuate in accordance with the Weighted Average Rate.

Interest will be deducted at the end of each calendar quarter.

If the composition and/or definition of the Weighted Average Rate referred to herein should change, or if said rate should disappear and be replaced with another one which is similar in nature or is equivalent to it and if there should be any change in the organization that publishes it or in the fashion in which it is published, particularly in the event of a
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switch to a single European currency, the rate resulting from the abovementioned change or replacement shall be applied automatically.

In addition to the interest discussed above, the Customer shall owe the Bank a commitment fee payable quarterly in advance, computed at a rate of 6.25 basis points per annum on the authorized credit amount.

If the Customer cancels all or part of the line of credit, the Bank shall retain the commitment fees it has received.

The Bank shall deduct the amounts owed by the Customer under this Agreement from a checking account in which the Customer will maintain sufficient funds to meet these obligations, as required.

All amounts unpaid on the due date will accrue interest at the rate set forth above, plus 200 basis points. If interest is owed for a full year, it will also accrue interest at the same rate.

The overall effective rate of this Agreement pursuant to the provisions of Articles L 313-1 and following of the Consumer Code (Law 93-949 of July 26,
1993) cannot be determined due to the financial terms of the Agreement.
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However, in order to comply with the abovementioned statute and taking into account the stipulated amount and deadline, the total of interest, costs and fees owed to the Bank is equivalent to a rate of 3.35% per annum.

Therefore, the overall effective rate of this Agreement pursuant to the Law of July 26, 1993, determined in accordance with the provisions of said law, is estimated at 3.3923% per annum.

It does not take into account the following:

 - Various indemnities, late interest or other interest agreed to hereunder and charged in accordance with the Agreement if the Customer fails to perform its obligations, which charges become due and payable only in the event of default by the Customer.

 -  OCCURRENCE OF NEW DEVELOPMENTS

This Credit Agreement is concluded on the basis of the legislation currently in force and especially the provisions governing the determination of conservative ratios and the required reserve ratios.
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If a new law or regulation is enacted or if the current regulatory and tax provisions are amended in a fashion that alters the financial terms of this transaction in a manner that is detrimental to the Bank, the Bank shall inform the Customer accordingly and will propose an increase in the interest rate of the credit, in order to reestablish the financial terms of the original contractual relationship.

If the Bank and the Customer fail to reach an agreement within 60 days from the date of the notice of the new credit terms, the parties shall meet and attempt to find a solution to their differences.

ARTICLE 5 -- COSTS PAYABLE BY THE CUSTOMER

The Customer shall bear, and agrees to pay, the following costs:

- All costs, charges and fees, even if not taxable, stemming from this instrument and its extensions, including those of any legal action which the Bank may have to undertake.

- All taxes, present and future, which may be payable as a result of this instrument and its extensions.

- In general, all amounts which the Bank pay has to pay as a result of this credit.
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ARTICLE 6 -- REQUEST FOR EARLY REPAYMENT

Should the Bank deem it appropriate, all the amounts owed by the Customer to the Bank as a result of this Credit Agreement shall become automatically payable, without any need for judicial formalities, ten days after the date of the notice given by simple registered letter, return receipt requested, sent either by the Clerk of the Court or by the Bank, at the Bank's sole discretion, in any of the following cases:

a) if the Customer is in receivership or liquidation;

b) if the Customer has failed to pay the interest and/or fees related to this credit, irrespective of any partial payment made after notice of default has been given;

c) dissolution or amicable liquidation of the Customer;

d) failure to perform any of the obligations set forth in this Agreement;

e) utilization of the credit for a purpose that is not consistent with the Customer's corporate purpose;
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f) inaccuracy of the representations made in this Agreement;

g) closure or significant downsizing of the Customer's operations, whether or not this is the result of a transfer of business resulting from a merger or divestiture;

h) exclusion of the Customer's signature by the Bank of France;

i) appointment of a receiver or if the Customer is the beneficiary of a composition with creditors.

The Bank shall have the right to resort at any time to the collection clauses listed above, but the failure to exercise these rights shall not entail the waiver of any such rights.

ARTICLE 7 -- MISCELLANEOUS PROVISIONS

The Commercial Court of Paris shall have sole jurisdiction with regard to any dispute regarding this Agreement or its extensions, irrespective of which party is the defendant.

For the execution of this Agreement and its extensions, the parties elect their domiciles at their respective registered offices, as set forth in this Agreement.
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Done in Paris on May 2, 1997.

Mandatory handwritten statement: The signatory must enter the following handwritten statement before signing:

"READ AND APPROVED, GOOD FOR BORROWINGS UP TO 100,000,000.00 FRANCS (ONE HUNDRED MILLION FRANCS) IN ACCORDANCE WITH THE TERMS LISTED ABOVE."

[Handwritten: Read and approved, good for borrowings up to 100,000,000.00 francs (ONE HUNDRED MILLION FRANCS) in accordance with the terms listed above.]

                                   [signature]